PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports First Quarter Fiscal 2011 Results

Highlights

—	Identical stores sales trend improved by 220 basis points compared to the fourth quarter of fiscal 2010

—	On track to achieve $12 to $17 million of annualized cost savings related to store closures and headcount reductions

—	Completed transformational remodel store in Mobile, Alabama

—	Reaffirms Adjusted EBITDA guidance range of $100 to $130 million for fiscal 2011

JACKSONVILLE, Fla. (November 1, 2010) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the first quarter of fiscal 2011, a 12-week period that ended on September 22, 2010.

Net sales in the first quarter were $1.5 billion, a decrease of $36.6 million, compared to the same period in the prior fiscal year. The decline in net sales was due to a 2.8% decrease in identical store sales, partially offset by sales from two new stores that opened in fiscal 2010. Identical store sales were negatively impacted this quarter by competitive activity and other general market factors, the continued mix shift from branded pharmaceutical to generic products (80 basis points), and the previously announced impact of the gulf oil spill (40 basis points), partially offset by the sales impact from inflation in selected categories. Transaction count and basket size decreased by 2.1% and 0.7%, respectively.

The Company’s identical store sales trend improved by 220 basis points compared to the fourth quarter of fiscal 2010, due to a sequential improvement in transaction count and basket size of 190 basis points and 40 basis points, respectively. This sequential improvement was due to strategic adjustments made to the Company’s promotional activity in selected categories and new sales initiatives.

Peter Lynch, Chairman, CEO, and President, said, “Our sales were in line with our expectations, as we were able to generate a 220 basis point sequential improvement in identical store sales through strategic adjustments to promotional activity in select categories and new sales initiatives. We are continuing to implement our initiatives to improve sales trends further, while ensuring a strategic and measured approach to our promotional activity.”

Mr. Lynch continued, “As we move through the year, we expect profitability to improve based on continued sequential improvements in identical store sales, savings related to our headcount reductions, and exercising discipline with respect to our operating and administrative expenses.”

The Company reported a net loss of $76.8 million, or $1.39 per diluted share, compared to a net loss of $8.1 million, or $0.15 per diluted share for the same period last year. This includes a net loss of $40.1 million, or $0.73 per diluted share, for discontinued operations related to the previously announced 30 store closures, as compared to a net loss from discontinued operations of $2.4 million, or $0.05 per diluted share, in the first quarter of fiscal 2010.

For continuing operations, the Company reported a net loss of $36.6 million, or $0.66 per diluted share, compared to a net loss from continuing operations of $5.6 million, or $0.10 per diluted share, for the same period last year. The net loss from continuing operations includes a deferred tax expense of $13.3 million, or $0.24 per diluted share, to reflect an increase in the Company’s valuation allowance on its deferred tax assets. Excluding this deferred tax expense, net loss from continuing operations would have been $23.3 million, or $0.42 per diluted share.

Adjusted EBITDA was negative $6.9 million in the first quarter of fiscal 2011, compared to Adjusted EBITDA of $24.7 million in the same period last year

Details of the First Quarter Results

Gross profit on sales in the first quarter was $423.8 million, a decrease of $24.5 million compared to the same period in the prior fiscal year. As a percentage of net sales, gross margin was 27.4% in the first quarter compared to 28.4% in the first quarter of fiscal 2010, a decrease of 100 basis points. The decline in gross margin was attributable to an increase in promotional activity in certain categories (80 basis points) and an increase in warehouse and other costs (20 basis points).

Other operating and administrative expenses for the first quarter were $460.4 million, an increase of $10.2 million compared to the same period in the prior fiscal year. The increase in other operating and administrative expenses was due primarily to $8.6 million increase in payroll and payroll-related expenses, $4.2 million increase in depreciation, partially offset by a reduction in other expenses. The increase in payroll and payroll-related expenses is due primarily to an increase in retail payroll in new and remodeled stores and a wage rate increase, employee medical costs and severance related to the non-retail headcount reductions..

Liquidity and Capital Resources

As of September 22, 2010, Winn-Dixie had approximately $577.3 million of liquidity, comprised of $447.0 million of borrowing availability under its credit agreement and $130.3 million of cash and cash equivalents. The Company’s liquidity is sufficient to continue funding its capital program, and it does not expect any borrowings under its credit facility for fiscal 2011.

Fiscal 2011 Guidance

As previously announced, the Company expects Adjusted EBITDA for fiscal 2011, a 52-week period ending on June 29, 2011, to be in the range of $100 million to $130 million. Among other factors, the Company’s Adjusted EBITDA guidance range is based on its current expectation that identical store sales for fiscal 2011 will be slightly negative to slightly positive, and that gross margin will be slightly lower than last year.

The Company expects Adjusted EBITDA to turn positive in the second quarter of fiscal 2011, which ends on January 12, 2011, and to continue to improve during the remainder of the fiscal year based on sequential improvements in identical store sales as a result of adjustments to promotional practices and the implementation of additional sales initiatives. In addition, Adjusted EBITDA is expected to benefit from $12 to $17 million of annualized savings related to the Company’s previously announced 30 non-remodeled store closures and headcount reductions, which are expected to be realized in the second quarter.

Capital expenditures in fiscal 2011 are expected to be approximately $158 million, of which approximately $80 million is for the Company’s store remodeling program. The additional $78 million is for retail store improvements and maintenance, IT systems, new stores, warehousing and transportation.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, November 2, 2010, from 8:30 AM to 9:30 AM Eastern Time. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company’s Investor Relations site at http://www.winndixie.com under “Investors”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888.680.0893 or 617.213.4859 with access code 10134853. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website starting at 11:30 AM Eastern Time from November 2 through November 9, 2010, and it can be accessed by calling 888.286.8010 or 617.801.6888. The replay access code is 23434300.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of September 22, 2010, the Company operated 485 retail grocery locations, including more than 400 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to Net Income on the attached schedules of this release.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Dollar amounts in thousands except per share data

	12 weeks ended
	September 22, 2010		September 16, 2009
	Amount	%	Amount	%
Net sales	$1,544,350	100.0	$1,580,982	100.0
Cost of sales, including warehouse and delivery expenses	1,120,561	72.6	1,132,684	71.6

Gross profit on sales	423,789	27.4	448,298	28.4
Operating and administrative expenses	460,420	29.8	450,204	28.5
Impairment charges	-	-	3,085	0.2

Operating loss	(36,631)	(2.4)	(4,991)	(0.3)
Interest expense, net	1,178	0.1	1,324	0.1

Loss from continuing operations before income tax	(37,809)	(2.5)	(6,315)	(0.4)
Income tax benefit	(1,166)	(0.1)	(682)	-

Net loss from continuing operations	(36,643)	(2.4)	(5,633)	(0.4)
Discontinued operations:
Loss from discontinued operations	(11,861)	(0.8)	(2,425)	(0.2)
Loss on disposal of discontinued operations	(28,287)	(1.8)	-	-

Net loss from discontinued operations	(40,148)	(2.6)	(2,425)	(0.2)

Net loss	$(76,791)	(5.0)	$(8,058)	(0.6)

Basic and diluted loss per share:
Loss from continuing operations	$(0.66)		(0.10)
Loss from discontinued operations	(0.73)		(0.05)

Basic and diluted loss per share	$(1.39)		(0.15)

Weighted average common shares outstanding
- basic and diluted	55,272		54,641

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (EBITDA):
Net loss	$(76,791)		(8,058)
Adjustments to reconcile net loss to EBITDA:
Income tax benefit	(1,166)		(682)
Depreciation and amortization	26,798		22,627
Favorable and unfavorable lease amortization, net	99		129
Interest expense, net	1,178		1,324

EBITDA	(49,882)		15,340
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net loss from discontinued operations	40,148		2,425
Impairment charges	-		3,085
Share-based compensation	2,586		3,296
Post-emergence bankruptcy-related professional fees	260		538

Adjusted EBITDA	$(6,888)		24,684

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Dollar amounts in thousands except par value

ASSETS	Sept. 22, 2010	June 30, 2010
Current assets:
Cash and cash equivalents	$130,302	152,327
Trade and other receivables, less allowance for doubtful receivables of $3,516 ($3,730 at June 30, 2010)	63,532	63,356
Merchandise inventories, less LIFO reserve of $39,348 ($38,268 at June 30, 2010)	621,889	658,040
Prepaid expenses and other current assets	30,826	28,096

Total current assets	846,549	901,819

Property, plant and equipment, net	688,662	680,936
Intangible assets, net	205,685	211,281
Deferred tax assets, non-current	43,480	40,697
Other assets, net	2,910	3,334

Total assets	$1,787,286	1,838,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$8,556	9,397
Accounts payable	339,374	345,955
Reserve for self-insurance liabilities	73,184	73,661
Accrued wages and salaries	66,321	65,417
Deferred tax liabilities	51,497	48,667
Accrued expenses	124,897	118,094

Total current liabilities	663,829	661,191

Reserve for self-insurance liabilities	109,240	109,240
Long-term borrowings under credit facilities	-	-
Unfavorable leases	90,886	99,049
Obligations under capital leases	19,719	20,075
Other liabilities	54,167	24,775

Total liabilities	937,841	914,330

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,643,629 shares issued; 55,531,022 outstanding at Sept. 22, 2010 and 55,187,440 shares issued; 55,074,833 outstanding at June 30, 2010.	56	55
Additional paid-in-capital	811,313	808,694
Retained earnings	33,172	109,963
Accumulated other comprehensive income	4,904	5,025

Total shareholders’ equity	849,445	923,737

Total liabilities and shareholders’ equity	$1,787,286	1,838,067

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Amounts in thousands

	12 weeks ended
	Sept. 22, 2010	Sept. 16, 2009
Cash flows from operating activities:
Net loss	$(76,791)	(8,058)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	27,038	22,853
Share-based compensation	2,586	3,296
Deferred income taxes	47	(47)
Other, net	(7,949)	3,900
Change in operating assets and liabilities:
Trade, insurance and other receivables	(176)	6,505
Merchandise inventories	36,151	25,239
Prepaid expenses and other current assets	(2,730)	(1,673)
Accounts payable and accrued expenses	13,306	(38,009)
Reserve for self-insurance liabilities	(477)	2,195

Net cash (used in) provided by operating activities	(8,995)	16,201

Cash flows from investing activities:
Purchases of long-lived assets	(31,401)	(29,734)
Sales of assets	10,004	127

Net cash used in investing activities	(21,397)	(29,607)

Cash flows from financing activities:
Gross borrowings on credit facilities	4,109	2,837
Gross payments on credit facilities	(4,109)	(2,837)
Increase (decrease) in book overdrafts	11,223	(9,535)
Principal payments on capital leases	(2,890)	(2,519)
Other, net	34	42

Net cash provided by (used in) financing activities	8,367	(12,012)

Decrease in cash and cash equivalents	(22,025)	(25,418)
Cash and cash equivalents at beginning of period	152,327	182,823

Cash and cash equivalents at end of period	$130,302	157,405

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):

Dollar amounts in millions except per share data	Fiscal 2011 Guidance
	Low - End	High - End
Net income / earnings (loss)	$(73)	(43)
Adjustments to reconcile net income/earnings (loss) to EBITDA:
Income taxes	-	-
Depreciation and amortization	120	120
Interest expense, net	6	6

EBITDA	53	83

Adjustments to reconcile EBITDA to Adjusted EBITDA
Discontinued operations	33	33
Share-based compensation	13	13
Post-emergence bankruptcy-related professional fees	1	1

Adjusted EBITDA	$100	130